Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 19, 2014, with respect to the consolidated balance sheets of SLM Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the adjustments to the 2011 consolidated financial statements to reflect discontinued operations, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 of Navient Corporation.

/s/    KPMG LLP

McLean, Virginia

July 18, 2014